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                                                                   EXHIBIT 99.9

Metropolitan Life Insurance Company               [LOGO METLIFE]
One MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101
212 578-2211

JOHN R. MURPHY

Associate General Counsel
Law Department
Tel 212 578-3096 Fax 212 578-3916

October 30, 2008

Dear Sirs:

This opinion is furnished in connection with the proposed offering of certain variable annuity contracts ("Contracts") issued by Metropolitan Life Insurance Company ("Metropolitan") under Registration Statement No. 333-153109/811-4001, as amended ("Registration Statement") and described therein, filed by Metropolitan Life Separate Account E ("Account") under the Securities Act of 1933, as amended.

I have made such examination of law and examined such records of Metropolitan (including the Account) and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

1. Metropolitan is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Account is a separate account duly established pursuant to Section 4240 of the New York Insurance Law, and the income, gains and losses, whether or not realized from assets allocated to the Account, in accordance with the Contracts, must be credited to or charged against the Account without regard to other income, gains or losses of Metropolitan.

3. The offer and sale by Metropolitan of the Contracts have been duly authorized and each Contract, when delivered and when the first purchase payment thereunder is made, all in accordance with the prospectus ("Prospectus") included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of Metropolitan in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by Metropolitan other than those described or referred to in the Prospectus.

I hereby consent to the use of this opinion as Exhibit 9 to the Registration Statement.

Very truly yours,

/s/ John R. Murphy
--------------------------
John R. Murphy

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